Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek Senior Vice President and Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800
FOR IMMEDIATE RELEASE
NEWPARK RESOURCES REPORTS SECOND QUARTER 2022 RESULTS
Company reports net loss of ($0.08) per share; Adjusted net income of $0.01 per diluted share

THE WOODLANDS, TX – August 2, 2022 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) today announced results for its second quarter ended June 30, 2022. Total revenues for the second quarter of 2022 were $194.1 million compared to $176.4 million for the first quarter of 2022 and $142.2 million for the second quarter of 2021. Net loss for the second quarter of 2022 was $7.8 million, or ($0.08) per share, compared to net income of $2.5 million, or $0.03 per diluted share, for the first quarter of 2022, and a net loss of $6.0 million, or ($0.07) per share, for the second quarter of 2021.
Adjusted net income for the second quarter of 2022 was $1.1 million, or $0.01 per diluted share. Second quarter 2022 results include $9.1 million of pre-tax charges ($8.8 million after-tax, $0.09 per share), including $8.9 million for the Industrial Blending segment primarily related to the impairment of assets, as well as exit and other costs associated with the Conroe, Texas industrial blending and warehouse facility. As previously announced, the Company shut down the Industrial Blending operations in March 2022 and is divesting of the assets.
Matthew Lanigan, Newpark’s President and Chief Executive Officer, stated, “Our second quarter performance demonstrated progress in both of our businesses, with strong execution and improving market fundamentals contributing to a 10% sequential increase in revenues and continued improvement in EBITDA within our core business activities. Consolidated revenues were $194 million for the second quarter of 2022, delivering Adjusted EBITDA of $13.3 million.
“The Industrial Solutions segment revenues improved by 38% sequentially to $49 million in the second quarter, benefitting from $19 million in second quarter product sales, reflective of robust demand from the utilities sector, along with the benefit of a shift in delivery of certain first quarter orders into April. Rental and service revenues declined slightly from the prior quarter, as the strong start to the quarter was offset by the impact from the dry and warm weather pattern in the Southern U.S., as well as unanticipated delays in customer projects associated with various supply chain disruptions. The Industrial Solutions segment delivered $9.8 million of operating income and EBITDA of $15.1 million for the second quarter of 2022.”
Lanigan continued, “The Fluids Systems segment revenues improved by 3% sequentially, as the seasonal pullback in Canada through Spring break-up was more than offset by solid revenue growth in U.S. land markets and a $5 million increase in the Gulf of Mexico. Outside of North America, revenues improved slightly to $49 million in the second quarter, with improvements from Asia Pacific and the start-up of the previously-disclosed project in Cyprus being mostly offset by lower activity in Kuwait and parts of Europe, as well as the impact of the strengthening U.S. dollar. Operating income and EBITDA for the Fluids Systems segment declined to $0.4 million and $4.3 million, respectively, with profitability negatively impacted by Spring break-up in Canada, a softer product mix, as well as an elevated operating loss in the Gulf of Mexico. The second quarter Gulf of Mexico result reflects a combination of incremental costs incurred to meet a tight deepwater project timeline, with unrelated operational issues ultimately leading the customer to delay and reduce the scope of the planned drilling project, and return unused inventory. The operating loss from our Gulf of Mexico operations increased approximately $1 million in the second quarter, overshadowing the solid progress we’re making in other areas.
“Regarding cash flows, operating activities used cash of $26 million in the second quarter, primarily reflecting an increase in working capital. Inventories used $24 million of cash in the quarter, reflecting ongoing inflation in raw material costs, activity-driven increases, and increased vendor prepayments on purchases, as well as higher levels of contingency stocks to ensure our ability to deliver for our customers as drilling activity recovers. Our U.S. mineral grinding business and Gulf of Mexico operations contributed $10 million of the sequential increase in inventories. Receivables also used $11 million of cash in the quarter, as the impact from the higher revenues was partially offset by a meaningful improvement in receivable DSO’s,” added Lanigan. “Looking ahead, we expect revenues and income to strengthen and a return to positive operating cash flow generation in the third quarter, primarily benefitting from the stabilizing supply chain environment, the continued ramp-up of deferred projects in the EMEA region, and the seasonal recovery in Canada. We expect the robust market outlook across all facets of the energy sector, along with our ongoing portfolio actions to strengthen our Fluids Systems business, will provide a foundation for sustainable free cash flow generation over the longer-term. Additionally, our announced divestiture actions, as well as efforts to optimize investments within the Gulf of Mexico, provides the opportunity for more than $70 million of cash generation in the coming months, which can be redeployed to reduce our debt, accelerate investment in Industrial Solutions growth, and return value to shareholders."
U.S. Mineral Grinding Business Divestiture Update
As previously disclosed, in February 2022, the Company’s Board of Directors approved management’s plan to explore strategic options for the U.S. mineral grinding business. During the second quarter of 2022, the Company initiated a formal sales process, led by our third-party advisor PPHB. While market and other inherent uncertainties remain that could impact the timing or completion of a sale transaction, we currently anticipate completing a divestiture transaction in the fourth quarter of 2022. As of June 30, 2022, the U.S. mineral grinding business had $53 million of net capital employed, including $31 million of net working capital. The U.S. mineral grinding business is reported within the Fluids Systems segment.
Segment Change and Results
Our Industrial Blending segment (previously aggregated within the Industrial Solutions segment) began operations in 2020 and supported industrial end-markets, including the production of disinfectants and industrial cleaning products. As part of the previously announced exit plan approved by our Board of Directors in February 2022, we completed the wind down of the Industrial Blending business in the first quarter of 2022 and are currently pursuing the sale of the industrial blending and warehouse facility and related equipment located in Conroe, Texas. Beginning in the second quarter of 2022, the assets and operating results associated with our Industrial Blending operations have been reported as a separate segment for all periods presented.
The Industrial Solutions segment generated revenues of $48.9 million for the second quarter of 2022 compared to $35.4 million for the first quarter of 2022 and $43.3 million for the second quarter of 2021. Segment operating income was $9.8 million for the second quarter of 2022 compared to $6.4 million for the first quarter of 2022 and $11.3 million for the second quarter of 2021. Industrial Solutions operating income for the second quarter of 2021 included a $1.0 million gain related to a legal settlement.

The Fluids Systems segment generated revenues of $145.3 million for the second quarter of 2022 compared to $141.0 million for the first quarter of 2022 and $97.1 million for the second quarter of 2021. Segment operating income was $0.4 million for the second quarter of 2022 compared to operating income of $3.4 million for the first quarter of 2022 and an operating loss of $6.5 million for the second quarter of 2021.
The Industrial Blending segment generated no revenues in 2022, and $1.9 million for the second quarter of 2021. Segment operating loss was $8.9 million for the second quarter of 2022 compared to an operating loss of $0.9 million for the first quarter of 2022 and an operating loss of $1.2 million for the second quarter of 2021. The Industrial Blending operating loss for the second quarter of 2022 includes a $7.9 million non-cash charge for the impairment of the long-lived assets as well as exit and other costs related to the ongoing process to sell these assets.
Conference Call
Newpark has scheduled a conference call to discuss second quarter of 2022 results and its near-term operational outlook, which will be broadcast live over the Internet, on Wednesday, August 3, 2022 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 412-902-0030 and ask for the Newpark Resources call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through August 17, 2022 and may be accessed by dialing 201-612-7415 and using pass code 13731190#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.
Newpark Resources, Inc. is a geographically diversified supplier providing environmentally-sensitive products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, construction, and other industries. For more information, visit our website at www.newpark.com.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical facts are forward-looking statements. Words such as “will,” “may,” “could,” “would,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” and similar expressions are intended to identify these forward-looking statements but are not the exclusive means of identifying them. These statements are not guarantees that our expectations will prove to be correct and involve a number of risks, uncertainties, and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2021, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as well as others, could cause actual plans or results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, risks related to the ongoing conflict between Russia and Ukraine; the COVID-19 pandemic; the worldwide oil and natural gas industry; our customer concentration and reliance on the U.S. exploration and production market; our international operations; operating hazards present in the oil and natural gas industry and substantial liability claims, including catastrophic well incidents; our contracts that can be terminated or downsized by our customers without penalty; our product offering expansion; our ability to attract, retain and develop qualified leaders, key employees and skilled personnel; the price and availability of raw materials; business acquisitions and capital investments; our market competition; technological developments and intellectual property in our industry; severe weather, natural disasters, and seasonality; our cost and continued availability of borrowed funds, including noncompliance with debt covenants; environmental laws and regulations; our legal compliance; the inherent limitations of insurance coverage; income taxes; cybersecurity breaches or business system disruptions; our restructuring activities; activist stockholders that may attempt to effect changes at our Company or acquire control over our Company; our ability to maintain compliance with the New York Stock Exchange’s continued listing requirements; and our amended and restated bylaws, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues	$194,144	$176,438	$142,249	$370,582	$283,421
Cost of revenues	168,206	150,988	124,106	319,194	244,097
Selling, general and administrative expenses	24,330	24,433	22,980	48,763	43,891
Other operating (income) loss, net	(80)	50	(1,590)	(30)	(1,864)
Impairment	7,905	—	—	7,905	—
Operating income (loss)	(6,217)	967	(3,247)	(5,250)	(2,703)

Foreign currency exchange (gain) loss	(583)	64	224	(519)	(108)
Interest expense, net	1,638	1,206	2,164	2,844	4,572
Loss on extinguishment of debt	—	—	—	—	790
Loss before income taxes	(7,272)	(303)	(5,635)	(7,575)	(7,957)

Provision (benefit) for income taxes	480	(2,824)	363	(2,344)	3,403
Net income (loss)	$(7,752)	$2,521	$(5,998)	$(5,231)	$(11,360)

Calculation of EPS:
Net income (loss) - basic and diluted	$(7,752)	$2,521	$(5,998)	$(5,231)	$(11,360)

Weighted average common shares outstanding - basic	92,657	92,118	91,145	92,389	90,924
Dilutive effect of stock options and restricted stock awards	—	1,821	—	—	—
Weighted average common shares outstanding - diluted	92,657	93,939	91,145	92,389	90,924

Net income (loss) per common share - basic:	$(0.08)	$0.03	$(0.07)	$(0.06)	$(0.12)
Net income (loss) per common share - diluted:	$(0.08)	$0.03	$(0.07)	$(0.06)	$(0.12)

Newpark Resources, Inc.
Operating Segment Results
(Unaudited)

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues
Fluids Systems	$145,261	$141,014	$97,093	$286,275	$184,942
Industrial Solutions	48,883	35,424	43,287	84,307	92,057
Industrial Blending	—	—	1,869	—	6,422
Total revenues	$194,144	$176,438	$142,249	$370,582	$283,421

Operating income (loss)
Fluids Systems	$425	$3,374	$(6,531)	$3,799	$(13,298)
Industrial Solutions	9,754	6,358	11,298	16,112	24,478
Industrial Blending (1)	(8,912)	(886)	(1,155)	(9,798)	(1,205)
Corporate office	(7,484)	(7,879)	(6,859)	(15,363)	(12,678)
Total operating income (loss)	$(6,217)	$967	$(3,247)	$(5,250)	$(2,703)

Segment operating margin
Fluids Systems	0.3%	2.4%	(6.7)%	1.3%	(7.2)%
Industrial Solutions	20.0%	17.9%	26.1%	19.1%	26.6%
Industrial Blending	NM	NM	(61.8)%	NM	(18.8)%
(1)Industrial Blending operating loss for the three months and six months ended June 30, 2022 includes a $7.9 million non-cash charge for the impairment of the long-lived assets as well as exit and other costs related to the ongoing process to sell these assets.

Newpark Resources, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands, except share data)	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$20,159	$24,088
Receivables, net	192,801	194,296
Inventories	190,171	155,341
Prepaid expenses and other current assets	17,800	14,787
Total current assets	420,931	388,512

Property, plant and equipment, net	242,062	260,256
Operating lease assets	25,500	27,569
Goodwill	47,132	47,283
Other intangible assets, net	22,006	24,959
Deferred tax assets	5,403	2,316
Other assets	2,890	1,991
Total assets	$765,924	$752,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$22,484	$19,210
Accounts payable	94,587	84,585
Accrued liabilities	39,194	46,597
Total current liabilities	156,265	150,392

Long-term debt, less current portion	121,975	95,593
Noncurrent operating lease liabilities	20,488	22,352
Deferred tax liabilities	7,143	11,819
Other noncurrent liabilities	9,302	10,344
Total liabilities	315,173	290,500

Common stock, $0.01 par value (200,000,000 shares authorized and 111,287,933 and 109,330,733 shares issued, respectively)	1,113	1,093
Paid-in capital	637,293	634,929
Accumulated other comprehensive loss	(68,801)	(61,480)
Retained earnings	18,091	24,345
Treasury stock, at cost (17,288,261 and 16,981,147 shares, respectively)	(136,945)	(136,501)
Total stockholders’ equity	450,751	462,386
Total liabilities and stockholders' equity	$765,924	$752,886

Newpark Resources, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(5,231)	$(11,360)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Impairment	7,905	—
Depreciation and amortization	20,563	21,493
Stock-based compensation expense	3,198	3,273
Provision for deferred income taxes	(6,918)	402
Credit loss expense	447	230
Gain on sale of assets	(2,001)	(5,358)
Loss on extinguishment of debt	—	790
Amortization of original issue discount and debt issuance costs	587	2,068
Change in assets and liabilities:
Increase in receivables	(5,350)	(5,594)
Increase in inventories	(38,660)	(209)
Increase in other assets	(5,196)	(2,236)
Increase in accounts payable	12,208	21,344
Increase (decrease) in accrued liabilities and other	(4,563)	994
Net cash provided by (used in) operating activities	(23,011)	25,837

Cash flows from investing activities:
Capital expenditures	(9,515)	(10,477)
Proceeds from sale of property, plant and equipment	1,943	9,208
Net cash used in investing activities	(7,572)	(1,269)

Cash flows from financing activities:
Borrowings on lines of credit	156,420	97,746
Payments on lines of credit	(129,914)	(100,469)
Purchases of Convertible Notes	—	(18,107)
Proceeds from term loan	3,754	8,258
Debt issuance costs	(997)	(196)
Purchases of treasury stock	(2,537)	(1,350)
Other financing activities	296	808
Net cash provided by (used in) financing activities	27,022	(13,310)

Effect of exchange rate changes on cash	(1,412)	(591)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(4,973)	10,667
Cash, cash equivalents, and restricted cash at beginning of period	29,489	30,348
Cash, cash equivalents, and restricted cash at end of period	$24,516	$41,015

Newpark Resources, Inc.
Non-GAAP Reconciliations
(Unaudited)

To help understand the Company’s financial performance, the Company has supplemented its financial results that it provides in accordance with generally accepted accounting principles (“GAAP”) with non-GAAP financial measures. Such financial measures include Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Common Share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Free Cash Flow, EBITDA Margin, Net Debt, and the Ratio of Net Debt to Capital.
We believe these non-GAAP financial measures are frequently used by investors, securities analysts and other parties in the evaluation of our performance and liquidity with that of other companies in our industry. Management uses these measures to evaluate our operating performance, liquidity and capital structure. In addition, our incentive compensation plan measures performance based on our consolidated EBITDA, along with other factors. The methods we use to produce these non-GAAP financial measures may differ from methods used by other companies. These measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP.
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) Per Common Share
The following tables reconcile the Company’s net income (loss) and net income (loss) per common share calculated in accordance with GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per common share:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss) (GAAP)	$(7,752)	$2,521	$(5,998)	$(5,231)	$(11,360)
Impairment	7,905	—	—	7,905	—
Restructuring charges (1)	1,184	367	670	1,551	1,057
Gain on legal settlement	—	—	(1,000)	—	(1,000)
Loss on extinguishment of debt	—	—	—	—	790
Tax on adjustments	(249)	(77)	69	(326)	(12)
Tax benefit on restructuring of certain subsidiary legal entities	—	(3,111)	—	(3,111)	—
Adjusted net income (loss) (non-GAAP)	$1,088	$(300)	$(6,259)	$788	$(10,525)
(1)Restructuring charges primarily relates to severance costs. In addition, restructuring charges for the three months and six months ended June 30, 2022 include exit and other costs related to the ongoing process to sell the Industrial Blending assets.

Adjusted net income (loss) (non-GAAP)	$1,088	$(300)	$(6,259)	$788	$(10,525)

Weighted average common shares outstanding - basic	92,657	92,118	91,145	92,389	90,924
Dilutive effect of stock options and restricted stock awards	1,794	—	—	1,807	—
Weighted average common shares outstanding - diluted	94,451	92,118	91,145	94,196	90,924

Adjusted net income (loss) per common share - diluted (non-GAAP):	$0.01	$—	$(0.07)	$0.01	$(0.12)

EBITDA and Adjusted EBITDA
The following tables reconcile the Company’s net income (loss) calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA and Adjusted EBITDA:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net income (loss) (GAAP)	$(7,752)	$2,521	$(5,998)	$(5,231)	$(11,360)
Interest expense, net	1,638	1,206	2,164	2,844	4,572
Provision (benefit) for income taxes	480	(2,824)	363	(2,344)	3,403
Depreciation and amortization	10,111	10,452	10,663	20,563	21,493
EBITDA (non-GAAP)	4,477	11,355	7,192	15,832	18,108
Impairment	7,905	—	—	7,905	—
Restructuring charges (1)	914	367	670	1,281	1,057
Gain on legal settlement	—	—	(1,000)	—	(1,000)
Loss on extinguishment of debt	—	—	—	—	790
Adjusted EBITDA (non-GAAP)	$13,296	$11,722	$6,862	$25,018	$18,955
(1)Restructuring charges primarily relates to severance costs. In addition, restructuring charges for the three months and six months ended June 30, 2022 include exit and other costs related to the ongoing process to sell the Industrial Blending assets.

Free Cash Flow
The following table reconciles the Company’s net cash provided by (used in) operating activities calculated in accordance with GAAP to the non-GAAP financial measure of free cash flow:

Consolidated	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net cash provided by (used in) operating activities (GAAP)	$(25,801)	$2,790	$(1,936)	$(23,011)	$25,837
Capital expenditures	(1,894)	(7,621)	(1,828)	(9,515)	(10,477)
Proceeds from sale of property, plant and equipment	1,368	575	1,181	1,943	9,208
Free Cash Flow (non-GAAP)	$(26,327)	$(4,256)	$(2,583)	$(30,583)	$24,568

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)
EBITDA Margin
The following tables reconcile the Company’s segment operating income (loss) calculated in accordance with GAAP to the non-GAAP financial measures of EBITDA and EBITDA Margin:

Fluids Systems	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income (loss) (GAAP)	$425	$3,374	$(6,531)	$3,799	$(13,298)
Depreciation and amortization	3,862	4,057	4,537	7,919	9,164
EBITDA (non-GAAP)	4,287	7,431	(1,994)	11,718	(4,134)
Revenues	145,261	141,014	97,093	286,275	184,942
Operating Margin (GAAP)	0.3%	2.4%	(6.7)%	1.3%	(7.2)%
EBITDA Margin (non-GAAP)	3.0%	5.3%	(2.1)%	4.1%	(2.2)%

Industrial Solutions	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating income (GAAP)	$9,754	$6,358	$11,298	$16,112	$24,478
Depreciation and amortization	5,362	5,442	4,758	10,804	9,604
EBITDA (non-GAAP)	15,116	11,800	16,056	26,916	34,082
Revenues	48,883	35,424	43,287	84,307	92,057
Operating Margin (GAAP)	20.0%	17.9%	26.1%	19.1%	26.6%
EBITDA Margin (non-GAAP)	30.9%	33.3%	37.1%	31.9%	37.0%

Industrial Blending	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Operating loss (GAAP) (1)	$(8,912)	$(886)	$(1,155)	$(9,798)	$(1,205)
Depreciation and amortization	270	270	282	540	572
EBITDA (non-GAAP) (1)	(8,642)	(616)	(873)	(9,258)	(633)
Revenues	—	—	1,869	—	6,422
Operating Margin (GAAP)	NM	NM	(61.8)%	NM	(18.8)%
EBITDA Margin (non-GAAP)	NM	NM	(46.7)%	NM	(9.9)%
(1)Industrial Blending operating loss and EBITDA for the three months and six months ended June 30, 2022 includes a $7.9 million non-cash charge for the impairment of the long-lived assets as well as exit and other costs related to the ongoing process to sell these assets.

Newpark Resources, Inc.
Non-GAAP Reconciliations (Continued)
(Unaudited)

Ratio of Net Debt to Capital
The following table reconciles the Company’s ratio of total debt to capital calculated in accordance with GAAP to the non-GAAP financial measure of ratio of net debt to capital:

(In thousands)	June 30, 2022	December 31, 2021
Current debt	$22,484	$19,210
Long-term debt, less current portion	121,975	95,593
Total Debt	144,459	114,803
Total stockholders’ equity	450,751	462,386
Total Capital	$595,210	$577,189

Ratio of Total Debt to Capital	24.3%	19.9%

Total Debt	$144,459	$114,803
Less: cash and cash equivalents	(20,159)	(24,088)
Net Debt	124,300	90,715
Total stockholders’ equity	450,751	462,386
Total Capital, Net of Cash	$575,051	$553,101

Ratio of Net Debt to Capital	21.6%	16.4%
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